Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 5, 2004, except for Notes 3, 4 and 13 as to which the date is September 3, 2004, in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of HealthEssentials Solutions, Inc. dated September 3, 2004.

/s/ Ernst & Young LLP

Louisville, Kentucky

September 3, 2004